                                                                   Exhibit 10.32

                          Director Compensation Policy

1.   Non-employee directors will receive an annual cash retainer for service on the board and participation on the three standing committees set each year by the Board of Directors or relevant committee of the Board of Directors.
     Pursuant to Section 9 of the Amended and Restated Equity Incentive Plan
     (the "1995 Plan"), non-employee directors may elect to receive all or a portion of this retainer in stock options. Committee Chairs receive an additional cash retainer.

2.   Non-employee directors will receive a specified amount for each special committee served on, as specified from time to time by the Board of
     Directors or relevant committee of the Board of Directors.

3.   Pursuant to Section 9 of the 1995 Plan, non-employee directors will receive an annual grant of stock options and restricted stock, in an amount determined each year by the Board of Directors, based on providing overall compensation in the range of the 75th percentile for a selected peer group of companies.

4.   Employee directors receive no additional compensation for their service on the Board.